Exhibit 12.1


                       REALTY INCOME CORPORATION
    STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                        (dollars in thousands)


                                   Years ended December 31,
                       -----------------------------------------------
                         2000      1999      1998      1997     1996
                       -------   -------   -------   -------   -------
Net income             $54,788   $46,241   $41,304   $34,770   $32,223
                       -------   -------   -------   -------   -------
Fixed Charges:
   Interest             29,967    23,367    13,044     7,800     1,987
   Amortization of fees  1,580     1,106       679       426       380
   Interest capitalized  1,048     1,644       660       168       150
                       -------   -------   -------   -------   -------
      Fixed charges     32,595    26,117    14,383     8,394     2,517
                       -------   -------   -------   -------   -------
Net income before
   fixed charges        86,335    70,714    55,027    42,996    34,590
Divided by fixed
   charges              32,595    26,117    14,383     8,394     2,517
                       -------   -------   -------   -------   -------
Ratio of earnings to
   fixed charges           2.6       2.7       3.8       5.1      13.7
                       =======   =======   =======   =======   =======
Ratio of earnings to
   combined fixed
   charges and
   preferred stock
   dividends               2.0       2.3       3.8       5.1      13.7
                       =======   =======   =======   =======   =======
Preferred stock
   dividend              9,712     5,229        --        --        --










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